EXHIBIT 10.2

EXECUTION COPY

RESEARCH AGREEMENT

NO. 10028857

BY AND BETWEEN

BIORESTORATIVE THERAPIES, INC.

AND

THE UNIVERSITY OF UTAH

This Research Agreement (“Agreement”) is entered into and effective as of June 15, 2012, by and between BioRestorative Therapies, Inc., a Nevada corporation (Tax ID #91-1835664) having its principal place of business at 555 Heritage Drive, Jupiter, FL 33458 (“Sponsor”), and the University of Utah, a body politic and corporate of the State of Utah (“University”).

RECITALS

WHEREAS, Sponsor wishes to have certain research services performed in accordance with the scope of work outlined in this Agreement; and

WHEREAS, the performance of such research is consistent, compatible and beneficial to the academic role and mission of University as an institution of higher education; and

WHEREAS, University is qualified to provide such research services.

AGREEMENT

NOW, THEREFORE, for and in consideration of the mutual covenants, conditions and undertakings herein set forth, the parties agree as follows:

1.           Scope of Work. University agrees to perform for Sponsor certain research (“Research”) described in the Scope of Work set forth in Appendix A, which is attached hereto and incorporated herein by this reference (the “Project”).

2.           Period of Performance. The Project period under this Agreement is intended to commence as of June 15, 2012 (the “Effective Date”) and continue until June 14, 2015, subject to earlier termination as hereinafter provided and subject to extension for additional periods of performance upon written approval by Sponsor and University (the “Term”).

3.           Compensation and Payment.

3.1           Compensation. During the Term, Sponsor shall pay to University a fee at the rate of five hundred thousand dollars ($500,000) for each twelve (12) month period of this Agreement (“Compensation”) for performance of the Research under this Agreement. A budget itemizing the costs for providing the Research is set forth in Appendix B, which is attached hereto and incorporated herein by this reference.

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3.2           Payment. Sponsor shall pay the Compensation at the rate of forty-one thousand six hundred sixty-seven dollars ($41,667) per month on the fifteenth day of each month during the Term.

Compensation checks shall be payable to “The University of Utah” and shall be delivered to:

GARY S. GLEDHILL

UNIVERSITY OF UTAH

RESEARCH ACCOUNTING

201 PRESIDENT’S CIRCLE, ROOM 406

SALT LAKE CITY UT 84112-9020

4.           Technical Supervision.

4.1       Supervision by Sponsor. The person with primary responsibility on behalf of Sponsor for supervision of the performance of the Research shall be Francisco Silva or such other person as may be designated by Sponsor, who shall have primary responsibility and authority for technical supervision of the Project.

4.2       Supervision by University. The person with primary responsibility for supervision of the performance of the Research on behalf of University shall be Dr. Amit Patel, MD. No other person shall replace or substitute for him in the supervisory responsibilities hereunder without the prior written approval of University, which may be granted or withheld at University’s sole discretion. Subject to and to the extent consistent with this Agreement, University acknowledges and agrees that Sponsor shall have the right to control the Project.

5.           Reporting Requirements. University shall provide written reports to Sponsor on the progress of the performance of Research on a quarterly basis within thirty (30) days following the end of each calendar quarter. A final written report shall be furnished to Sponsor upon completion of the Research or termination of this Agreement within sixty (60) days of the last day of the Project period or termination, as the case may be, and after the final payment has been received.

6.           Equipment. All equipment, instruments and materials purchased or used by University in connection with performance of the Research shall at all times remain under the sole control and ownership of University.

7.           Publication and Confidentiality.

7.1          Publication.

(a)          In furtherance of University’s role as a public institution of higher education, it is necessary that significant results of research activities be reasonably available for publication by University in academic publications and inclusion in research grant applications, and Sponsor acknowledges that University may publish and include the results of research conducted in connection with this Agreement, as well as research previously conducted in connection with the Scope of Work, including in connection with the Patent being obtained by Sponsor pursuant to that certain Assignment Agreement of even date between University of Utah Research Foundation and Sponsor (“Prior Research”), for such purposes.

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Notwithstanding the foregoing, University agrees that it shall not publish or include the results of research conducted in connection with this Agreement or Prior Research for such purposes, without the prior written consent of Sponsor, unless and until it shall have followed the procedures set forth in paragraph (b) hereof.

(b)          In the event University wishes to publish research results it creates under this Agreement or Prior Research in academic publications or include such research results in research grant applications, University shall first provide to Sponsor written notice of University’s intent to publish or include and a draft of such publication or application. Sponsor shall have thirty (30) days after receipt of the draft publication or application to request in writing the removal of portions deemed by Sponsor to contain confidential, proprietary or patentable material owned by Sponsor. If University receives Sponsor’s written response to the notice of intent to publish or include within the thirty (30) day period, University shall give good faith consideration to such request but shall not be required to remove the portions deemed by Sponsor to contain confidential, proprietary or patentable material. If University does not receive Sponsor’s written response to the notice of intent to publish or include within the thirty (30) day period, then Sponsor shall be deemed to have consented to such publication. The foregoing shall apply to each draft of each publication and application that University intends to submit for publication or approval. University shall deliver to Sponsor copies of any and all comments received with regard to its draft publications and its applications.

(c)          Information supplied to University by Sponsor and identified by Sponsor as confidential, proprietary or patentable information shall not be included in any material published by University without prior written consent of Sponsor.

7.2          Confidentiality.

(a)          In view of the confidential and proprietary nature of the information that will be disclosed or obtained in the performance of this Agreement, it is hereby understood and agreed that:

(i)          Except as set forth in Sections 7.1, 7.2 and 10.1(b), University shall treat as confidential, and not use or disclose, any information received from Sponsor or otherwise obtained in connection with its Research and Prior Research, whether from third parties or otherwise (“Confidential Information”). For sake of clarity, the foregoing shall not restrict University from publishing or using the results of research it creates under this Agreement or Prior Research pursuant to the provisions of Section 7.1.

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(ii)         University shall notify its faculty, employees and agents that all Confidential Information is confidential, and shall disclose Confidential Information only to such of its faculty, employees and agents who have a “need to know”.

(iii)        Except as set forth in Sections 7.1, 7.2 and 10.1(b) hereof, neither University nor its faculty, employees or agents shall publish, submit a publication or grant proposal, or otherwise disclose the results of any Research performed under this Agreement or Prior Research without the prior written consent of Sponsor.

(iv)        Except as set forth in Sections 7.1, 7.2 and 10.1(b), University shall not use, practice, or exploit any Confidential Information without the prior written consent of Sponsor.

(v)         Nothing in this Agreement shall obligate Sponsor to disclose any particular information to University.

(b)          Notwithstanding the foregoing, Sponsor acknowledges that University is a governmental entity subject to the Government Records Access and Management Act, Utah Code §§ 63G-2-101 to 901, as amended (“GRAMA”) and Utah Code §§ 53B-16-301 to -305 as amended. Under GRAMA certain records within University’s possession or control, including, without limitation, this Agreement, may be subject to public disclosure; and University’s confidentiality obligations shall be subject in all respects to compliance with GRAMA.   Pursuant to GRAMA, Sponsor may submit a single claim of business confidentiality concerning confidential business records exchanged during the Project with a concise statement of reasons supporting such claim. Notwithstanding any provision to the contrary in this Agreement, University may disclose any information or record to the extent required by GRAMA or as otherwise required by law.  University acknowledges and agrees that it has been advised by Sponsor that (i) the information set forth in Annex A to this Agreement and all records relating thereto constitute trade secrets and confidential and proprietary information of Sponsor, (ii) Sponsor intends to commercialize the materials that are being developed pursuant to the Project and the disclosure of the information set forth in the annexes would have a material adverse effect upon its ability to accomplish such desire, (iii) the disclosure of the information set forth in the annexes to this Agreement and the records relating thereto will have a material adverse effect on Sponsor’s business and prospects and will result in unfair competitive injury to Sponsor and (iv) such information and records need to be protected from disclosure. The foregoing constitutes Sponsor’s written claim of business confidentiality and a concise statement of reasons supporting the claim of business confidentiality for purposes of Section 63G-2-309 of GRAMA with respect to the referenced materials.

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(c)          Notwithstanding the foregoing, University may disclose Confidential Information if:

(i)	such information is already or comes within the public domain (other than by breach of a duty of confidence owed to any person);

(ii)	disclosure has been approved by the written consent of Sponsor;

(iii)	University is required to provide such information by law or under a court or other administrative agency ruling; or

(iv)	to the extent required by federal or state law or regulation of any governmental authority having jurisdiction over any of the parties in connection with the Project;

Prior to disclosing any Confidential Information, University shall give Sponsor prompt written notice so that Sponsor may seek, in its sole discretion, a protective order or other appropriate remedy. If, in the absence of a protective order (or other protective remedy), University is nonetheless compelled to disclose Confidential Information, University may disclose such information without liability hereunder, provided that University gives written notice to Sponsor of the Confidential Information to be disclosed as far in advance of its disclosure as is practicable and, upon Sponsor’s request, University shall use best efforts to obtain assurances that confidential treatment will be accorded to such Confidential Information.

8.           Indemnification.

8.1           Indemnification by University. University is a governmental entity under the Governmental Immunity Act of Utah, Utah Code §§ 63G -7-101 to 904, as amended (the “Act”). Nothing in this Agreement shall be construed as a waiver by University of any protections, rights, or defenses applicable to University under the Act, including without limitation, the provisions of section 63G-7-604 regarding limitation of judgments.  It is not the intent of University to incur by contract any liability for the operations, acts, or omissions of the other party or any third party and nothing in this Agreement shall be so interpreted or construed.    Without limiting the generality of the foregoing, and notwithstanding any provisions to the contrary in this Agreement, any indemnity obligations of University contained in this Agreement are subject to the Act, are limited to the amounts established in section 63G-7-604 of the Act, and are further limited only to claims that arise from the negligent acts or omissions of University. Subject to the Act, University shall indemnify, defend and hold harmless Sponsor, its directors, officers, agents and employees against any actions, suits, proceedings, liabilities and damages to the extent caused by the negligent acts or omissions of University, its officers, agents or employees in connection with the performance of University’s obligations under this Agreement.

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8.2           Indemnification by Sponsor. Sponsor shall indemnify, defend and hold harmless University, its directors, officers, agents and employees against any actions, suits, proceedings, liabilities and damages that may result from the negligent acts or omissions of Sponsor, its officers, agents or employees in connection with this Agreement.

9.           Compliance With Laws. In performance of the Research, Sponsor and University shall comply with all applicable federal, state and local laws, codes, regulations, rules and orders.

10.         Patents and Inventions.

10.1        Work for Hire.

(a)          All intellectual property made, developed or created by University as a direct result of its performance of its obligations hereunder, including, without limitation, all inventions, discoveries, patent rights, trade secrets, information, data, methods, techniques and know-how, including all cell lines, cell culture media and derivatives thereof (collectively, the “Intellectual Property”), shall be subject to this Agreement.

(b)          All Intellectual Property, other than trade secrets and know-how (collectively, “Assigned IP”), shall be deemed to be furnished under this Agreement as a “work for hire” (as such term is defined under United States copyright laws) and shall become the exclusive property of Sponsor in perpetuity for all purposes throughout the world. To the extent any Assigned IP does not qualify as "work for hire" under applicable law, University hereby irrevocably and exclusively assigns to Sponsor, its successors, and assigns, all right, title, and interest in and to all such Assigned IP, including any patent applications naming a University faculty member or employee. To the extent any of University’s rights in the Assigned IP, including without limitation any moral rights, are not subject to assignment hereunder, University hereby irrevocably and unconditionally waives all enforcement of such rights. University shall execute and deliver such instruments and take such other actions as may be required to carry out and confirm the assignments contemplated by this paragraph and the remainder of this Agreement. With respect to all Assigned IP, including, without limitation, all patentable inventions and copyrightable works, Sponsor, on behalf of itself, its successors and assigns, hereby grants to University a perpetual, irrevocable, non-sublicensable, non-assignable, world-wide, royalty-free, non-exclusive license to practice or otherwise use Assigned IP for the limited purposes of non-commercial research, academic and educational purposes.

(c)          With respect to all Intellectual Property that is not Assigned IP, namely all trade secrets and know-how (collectively, “Licensed IP”), University, on behalf of itself, its successors and assigns, hereby grants to Sponsor a perpetual, irrevocable, sub-licensable, assignable, world-wide, royalty-free, non-exclusive license to practice or otherwise use such Licensed IP in all fields of use.

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(d)          University acknowledges that Sponsor shall have the right to use, exploit, produce, improve, change, and sell the Assigned IP, and otherwise exploit any or all Intellectual Property in any manner and in any and all media, whether now known or hereafter devised, throughout the world in perpetuity, as Sponsor shall determine in its sole discretion provided that no license, assignment, transfer or other disposition of the Assigned IP will be inconsistent with the license Sponsor has granted to University hereunder. University agrees to cooperate with Sponsor in any efforts that Sponsor decides to undertake to obtain available protection for the Intellectual Property under United States or foreign laws and University agrees it will execute any assignments or other documents and do all such other acts or things reasonably required to effectuate the intent of this paragraph without any additional compensation.

(e)          University acknowledges and agrees that any and all trade secrets and know-how developed or obtained prior to the date hereof in connection with the Scope of Work, including in connection with the Patent being obtained by Sponsor pursuant to that certain Assignment Agreement of even date between University of Utah Research Foundation and Sponsor, shall be considered Licensed IP for purposes of paragraph (c) hereof and, accordingly, Sponsor shall have a perpetual, irrevocable, sub-licensable, assignable, world-wide, royalty-free, non-exclusive license to practice or otherwise use such trade secrets and know-how in all fields of use.

10.2        Royalty.

(a)          In consideration of University’s performance of the Research, Sponsor shall pay to University, during the twenty (20) year period commencing on the Effective Date (the “Royalty Term”), an earned royalty of five percent (5%) of Net Sales (as hereinafter defined) of all products and/or methods to the extent, and only to the extent, directly arising from inventions and improvements conceived or reduced to practice by University in the course of performing the Research during the Term pursuant to this Agreement (“Products and Methods”). Earned royalties shall be payable to University whether or not a patent is applied for in a particular country.

(b)          For purposes hereof, “Net Sales” shall mean the gross revenue and other consideration paid or given to Sponsor or its Affiliates for Products and/or Methods which are sold, leased or otherwise commercialized (collectively, “Sale’) by or for Sponsor or any of its Affiliates; however, Sales or other transfers of Products and/or practice of Methods between Sponsor and its Affiliates shall be excluded from the computation of Net Sales. In addition, “Net Sales” shall not include any of the following:

(i)	cash, quantity and other trade discounts, credits or allowances;

(ii)	credits or allowances granted upon returns, rejections or recalls;

(iii)	amounts payable resulting from governmental (or any agency thereof) mandated rebate programs;

(iv)	chargebacks and other amounts paid on the Sale or dispensing of Products or Procedures;

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(v)	taxes, tariffs and duties;

(vi)	transportation, freight, postage, importation, insurance and other handling expenses;

(vii)	delayed ship order credits;

(viii)	discounts pursuant to indigent patient programs and patient discount programs and coupon discounts;

(ix)	amounts received from University or its Affiliates;

(x)	amounts received as grants from any governmental body, quasi-governmental body or foundation;

(xi)	amounts received from third parties in connection with clinical trials; or

(xii)	Patent Revenue (as such term is defined in that certain Assignment Agreement of even date between University of Utah Research Foundation (“Foundation”) and Sponsor), it being understood and agreed that Sponsor will not be obligated to pay royalties to both University and Foundation with respect to the same revenue and other consideration.

(c)          A Product and/or Method shall be considered sold when it is shipped, delivered, or invoiced, whichever is earlier. No deductions shall be made from Net Sales for commissions paid to individuals whether they are with independent sales agencies or are regularly employed by Sponsor or its Affiliates and are on its or their payroll, or for the cost of collections. In the event Sponsor transfers a Product to, and/or transfers or performs a Method for, a third party in a bona fide arm’s length transaction, for consideration, in whole or in part, other than cash, then the Net Sales price for such Product and/or Method shall be deemed to be the standard invoice price then being invoiced by Sponsor in an arm’s length transaction with similar companies or, in the absence of such standard invoice price, then the reasonable fair market value of the Product and/or Method. Components of Net Sales shall be determined in the ordinary course of business using the accrual method of accounting in accordance with generally accepted accounting practices.

(d)          If Sponsor or any Affiliate Sells any Product and/or Method at a reduced fee or price for the purpose of promoting other products, goods or services or for the purpose of facilitating the Sale of other products, goods or services, then Sponsor shall pay to University, and each such Affiliate shall be obligated to pay to University, a royalty under Section 10 based upon the fair market value of the Product and/or Method.

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11.         Relationship of Parties. In assuming and performing the obligations of this Agreement, University and Sponsor are each acting as independent parties and neither shall be considered or represent itself as a joint venturer, partner, agent or employee of the other. Neither party shall use the name or any trademark of the other party in any advertising, sales promotion or other publicity matter without the prior written approval of the other party.

12.         Termination.

12.1        Termination Right. This Agreement may be terminated as follows:

(a)          by either party, by giving written notice to the other party, in the event of a material breach of this Agreement by the other party and the continuance thereof for a period of thirty (30) days following receipt of written notice thereof;

(b)          by Sponsor, by giving written notice to University, in the event that Dr. Amit Patel is no longer employed by University; and

(c)          by Sponsor after the second anniversary of the Effective Date, by giving written notice to University, in the event that, based upon the Research performed, Sponsor reasonably believes that it cannot in good faith file an IND application with the FDA for a Phase I safety and feasibility study or that, if filed, the IND application would not be approved by the FDA.

12.2         Effect of Termination. Termination of this Agreement shall not relieve either party of any obligation or liability accrued hereunder prior to such termination with regard to obligations due prior to such termination, or rescind or give rise to any right to rescind any payments made prior to the time of such termination.

13.         Exclusivity. During the Term, no University laboratory that operates under the supervision of Dr. Amit Patel shall perform or provide research or other services relating to brown fat other than for the benefit of Sponsor; provided, however, that the foregoing shall not restrict the performance of research solely for academic purposes in accordance with the provisions of this Agreement..

14.         Insurance. During the Term, University will carry and maintain in full force and effect at all times either with financially sound and reputable insurers, or pursuant to a program of self-insurance, liability insurance against claims for personal injury or death. Such insurance shall be maintained in such form and in such amounts as are consistent with University’s current practice.

15.         Uncontrollable Forces. Neither Sponsor nor University shall be considered to be in default of this Agreement if delays in or failure of performance shall be due to uncontrollable forces the effect of which, by the exercise of reasonable diligence, the nonperforming party could not avoid. The term “uncontrollable forces” shall mean any event which results in the prevention or delay of performance by a party of its obligations under this Agreement and which is beyond the control of the nonperforming party. It includes, but is not limited to, fire, flood, earthquakes, storms, lightning, epidemic, war, riot, civil disturbance, sabotage, inability to procure permits, licenses, or authorizations from any state, local, or federal agency or person for any of the supplies, materials, accesses, or services required to be provided by either Sponsor or University under this Agreement, strikes, work slowdowns or other labor disturbances, and judicial restraint.

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16.         Miscellaneous.

16.1        Assignment. Neither this Agreement nor any of the rights or obligations hereunder may be assigned by University without the prior written consent of Sponsor. Sponsor may assign any and all of its rights and obligations under this Agreement.

16.2        Entire Agreement. This Agreement, with its attachments, constitutes the entire agreement between the parties regarding the subject matter hereof and supersedes any other written or oral understanding of the parties. This Agreement may not be modified except by a written instrument executed by both parties.

16.3        Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns.

16.4        Publicity. Subject to the provisions of Section 7.2(b) hereof, neither party shall have the right to make any public announcements or other disclosures with respect to this Agreement, nor disclose the terms of this Agreement, without the prior written consent of the other party, except as follows:

(a)          Upon Sponsor’s request, the parties shall exercise good faith efforts to reach agreement on the text of a press release regarding this Agreement.

(b)          Each party may disclose the terms of this Agreement to the extent such disclosure is required by law (including without limitation by rules or regulations of the Securities and Exchange Commission, any securities exchange or NASDAQ) or to defend or prosecute litigation or arbitration; provided, that, prior to such disclosure, to the extent permitted by law or such rules or regulations, the disclosing party promptly notifies the other party of such requirement and the disclosing party furnishes only those terms of this Agreement that the disclosing party is legally required to furnish.

(c)          Sponsor may disclose this Agreement to (i) Sponsor’s then-current and potential third party licensees and sublicensees, and (ii) Sponsor’s then-current and potential directors, investors, lenders and acquirers; provided, that such persons are bound to maintain the confidentiality of this Agreement to the same extent as if they were parties hereto.

16.5        Notices. Except as provided in Section 3 hereof regarding payment of invoices, any notice or other communication required or permitted to be given to either party hereto shall be in writing and shall be deemed to have been properly given and effective: (a) on the date of delivery if delivered in person during recipient’s normal business hours; or (b) on the date of delivery if delivered by courier, express mail service or first-class mail, registered or certified, return receipt requested. Such notice shall be sent or delivered to the respective addresses given below, or to such other address as either party shall designate by written notice given to the other party as follows:

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In the case of University:

Technical	Contractual

Dr. Amit Patel, MD, MS	University of Utah
University of Utah	Office of Sponsored Projects
30 North 1900 East 3C127	1471 East Federal Way
Salt Lake City, Utah 84132	Salt Lake City, Utah 84102-1821

In the case of Sponsor:

Technical	Contractual

555 Heritage Drive	555 Heritage Drive
Suite 130	Suite 130
Jupiter, Florida 33458	Jupiter, Florida 33458
Attn: Research Scientist	Attn: Chief Executive Officer

16.6        Order of Precedence. In the event of any conflict, inconsistency or discrepancy amount, this Agreement and any other documents listed below shall be resolved by giving precedence in the following order:

(a)       This Agreement including the annexes hereto; and

(b)       Purchase orders issued by Sponsor. In the event a purchase order is issued under this Agreement and such purchase order contains standardized terms and conditions, the terms and conditions of this Agreement shall supercede and replace all such purchase order standardized terms and conditions.

16.7        Governing Law. This Agreement shall be interpreted and construed in accordance with the laws of the State of Utah, without application of any principles of choice of laws.

16.8        Nonwaiver. A waiver by either party of any breach of this Agreement shall not be binding upon the waiving party unless such waiver is in writing. In the event of a written waiver, such a waiver shall not affect the waiving party’s rights with respect to any other or further breach.

16.9        Counterparts; Facsimile or Email Signatures. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument. Signatures hereon which are transmitted via facsimile or email shall be deemed original signatures.

[Remainder of page intentionally left blank. Signature page follows.]

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IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives effective as of the day and year first written above.

BIORESTORATIVE THERAPIES, INC.		UNIVERSITY OF UTAH
“Sponsor”		“University”

By:	/s/ Mark Weinreb	By:	/s/ Kristee Thompson (for Todd Nilsen)
Name:	Mark Weinreb	Name:	Todd Nilsen
Title:	Chief Executive Officer	Title:	Associate Director,
Office of Sponsored Projects
Date:	June 8, 2012	Date:	June __, 2012

APPENDIX A

SCOPE OF WORK

The research and development that will be performed at University under the supervision of Dr. Amit Patel will involve the following milestones and will be developed using methods and materials that will be able to be clinically translated. Data generated and collected will be used for the filing of an IND with the FDA for a Phase 1 clinical trial.

Brown Adipose Identification

Human adipose tissue depots will be procured under approved University IRB protocols. These tissues will be identified to contain brown adipose populations by morphological, immunohistochemical and gene expression profiles that are specific to brown adipose. In addition, whenever possible, identification of brown adipose depots will include PET imaging.

Cell-Line Expansion and Characterization

Cell-lines will be developed and characterized from these brown adipose depots. Characterization of these cell-lines will include growth kinetics, gene expression profile, micro-RNA profile, cell surface marker profile, metabolic activity and differentiation potential (i.e., osteogenesis, chondrogenesis, white and brown adipogenesis). Differentiation will be confirmed by immunocytochemistry, protein expression, gene expression profile and functional assays (i.e., metabolic activity)

Once a brown fat line has been identified, different cell-lines will be generated containing several different constructs with brown fat specific genes (i.e., PRDM16, UCP1,) with down stream reporter genes. These cell-lines will be used for small molecule screening.

Cells will also be cultured on biodegradable scaffolds and induced to differentiate within the scaffold. Metabolic activity of the cellular/scaffold matrix will be determined.

Pre-Clinical Animal Models

After a clinical cell-line with metabolic activity has been identified and characterized, pre-clinical small animal models will be initiated. These animal models will be used to determine the feasibility of using a cell-based approach to treat human metabolic disorders. In addition, if a small molecule has been identified, safety and feasibility testing will be performed.

IND Filing with the FDA for a Phase 1 Clinical Trial

After pre-clinical testing in small animal models, data will be collected and submitted for an IND filing with the FDA for a Phase 1 safety and feasibility study. If IND approval is obtained, clinical grade product will be manufactured at University cGMP facility.

APPENDIX B

RESEARCH AGREEMENT BUDGET

	Direct Expenses	Indirect (32.5%)	Fee to TCO (2%)	TOTAL
Year 1	$371,747	$120,818	$7,435	$500,000
Year 2	$371,747	$120,818	$7,435	$500,000
Year 3	$371,747	$120,818	$7,435	$500,000
TOTAL	$1,115,241	$362,454	$22,305	$1,500,000